Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:	Greg Cole: 202-380-4396, ir@xmradio.com
Gary Tiedemann: 202-380-4396, ir@xmradio.com

XM SATELLITE RADIO HOLDINGS INC. ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2004 RESULTS

XM Adds Over 1.8 Million Net Subscribers In 2004, Ending Year with Over 3.2 Million

Subscribers; 2004 Revenue Hit $244 Million, Up 166 Percent over 2003

Washington, DC, February 10, 2005 – XM Satellite Radio Holdings Inc. (Nasdaq: XMSR) today reported financial and operating results for the fourth quarter and full year ended December 31, 2004. XM added 1.8 million net subscribers in 2004, an increase of 137 percent over 2003, and finished the year with 3,229,124 subscribers exceeding 2004 year-end subscriber guidance of 3.1 million by more than 125,000 subscribers.

During the fourth quarter 2004, XM recorded net subscriber additions of 713,101, representing a 66 percent increase over the 430,580 subscribers added in the fourth quarter 2003. Contributing to XM’s rapid subscriber growth was a successful 2004 Holiday shopping season, with more than 240,000 subscribers activating service during the last eight days of December, including over 50,000 on Christmas day.

“XM had an outstanding 2004”, said XM President and CEO Hugh Panero. “XM ended the year with more than 3.2 million subscribers, extending our lead over the competition to two million subscribers compared to one million a year ago; Toyota selected XM to provide factory-installed satellite radio and data services in Toyota and Lexus vehicles; XM introduced the MyFi, the first portable, wearable satellite radio and signed a deal with Major League Baseball to broadcast games on XM beginning this spring.” Panero continued, “We plan to build on this momentum and execution in 2005 and end the year with 5.5 million subscribers, furthering our market leadership position.”

Fourth Quarter and Full-Year Financial and Operating Results

For the fourth quarter 2004, XM reported quarterly revenue of $83.1 million, an increase of 148 percent over the $33.5 million reported in fourth quarter 2003. XM’s full year 2004 revenue was $244.4 million, an increase of 166 percent over the $91.8 million reported in 2003. These quarterly and annual increases in revenue were driven by significant subscriber growth.

XM’s net loss for the fourth quarter 2004 was ($188.2) million as compared to ($162.9) million in fourth quarter 2003. For the full year 2004, XM’s net loss was ($642.4) million, compared to ($584.5) million in 2003, primarily reflecting increased de-leveraging expenses.

XM reported an EBITDA loss of ($139.7) million for the fourth quarter 2004, including $41.6 million in de-leveraging charges, compared to ($95.5) million for the fourth quarter 2003, which included $4.6 million in de-leveraging charges. For the full year 2004, XM reported an EBITDA loss of ($388.4) million, including $76.6 million in de-leveraging charges, compared to ($318.9) million for the full year of 2003, which included $24.7 million in de-leveraging charges.

Per Unit Cost to Acquire Each New Subscriber Improves to $100

The full year 2004 Cost Per Gross Addition (CPGA) was $100, an improvement of 27 percent compared to the full year 2003 CPGA of $137 and better than previous 2004 guidance of $110. XM’s CPGA represents the fully-loaded cost to acquire each new subscriber, including Subscriber Acquisition Cost (SAC) of $62 in 2004, plus advertising and marketing expenses.

XM Adds Major League Baseball

XM signed a long-term agreement with Major League Baseball (MLB) to broadcast MLB games nationwide beginning with the 2005 regular season. Later this month, XM will launch the nation’s first 24-hour MLB Radio channel called “Home Plate” featuring baseball news, call-in shows, classic games, and other exclusive content. XM has assembled an all-star team of on-air talent for “Home Plate”, including baseball veterans Rob Dibble, Kevin Kennedy and Larry Bowa.

XM Named “2004 Radio Service of the Year” and Adds New Content

XM Radio was named the “2004 Radio Service of the Year” at the Billboard Digital Entertainment Awards. In 2004, XM also premiered new programming including “The Bob Edwards Show”, which anchors XM Radio’s new public radio channel XMPR; the “Opie & Anthony Show”; Starbucks’ Hear Music Channel; and College football and basketball games from the ACC, The Big Ten and Pac-10. XM also launched its XM Radio Online Service.

In January, XM announced new talk programming including national radio personalities Dr. Laura Schlesinger and G. Gordon Liddy. Both programs are set to debut in mid-February. These talk radio stars join XM’s stellar lineup of talk talent that includes Sean Hannity, Al Franken, Michael Reagan, Alan Colmes and Michael Savage.

XM Partners with Toyota and Nissan and Expands Other OEM Relationships

In 2004, Toyota selected XM as its supplier for satellite delivered data services for Toyota, Lexus and Scion vehicles. In addition, Toyota will offer XM radios, and XM alone, as a factory-installed feature in Toyota and Lexus vehicles in 2006. Toyota will expand the factory-installed availability of XM’s satellite radio and data services to additional Toyota and Lexus models in the future.

In January 2005, Nissan North America, Inc. chose XM to supply satellite-delivered data and telematics services, such as in-vehicle messaging and XM NavTraffic, based on XM’s superior technology. Nissan currently offers XM radios as an accessory option on all 18 models of Nissan and Infiniti vehicles. XM is now the exclusive or preferred provider for data services with General Motors, Honda, Toyota and Nissan, representing approximately 55 percent of the OEM industry.

General Motors achieved a major milestone in December 2004 signing up its 1 millionth XM subscriber. During the year, GM added Saab to its lineup of vehicles featuring XM and recently announced the availability of XM NavTraffic on certain Cadillac CTS models. In 2005, GM plans to produce more than 1.5 million XM-equipped vehicles. Honda is also aggressively increasing its XM offerings and plans to build more than 400,000 XM-equipped vehicles for the 2005 model year, up from 200,000 vehicles in the 2004 model year. In 2005, Honda is offering XM Radio as factory-installed equipment in twelve models including the all-new and critically acclaimed Honda Accord Hybrid and Ridgeline, its first entry into the truck market.

XM Introduces First Portable, Wearable Satellite Radio

In December 2004, XM introduced the MyFi, the world’s first portable, wearable satellite radio. The MyFi is the first of a new product line called XM2Go. Two new XM2Go products will be introduced in 2005. Pioneer Electronics will introduce its “Airware” XM2Go satellite radio this spring and Giant International will launch an XM2Go product under the all-new “Tao” consumer brand. More than 275,000 XM2Go devices have been manufactured to date, and that number is expected to climb in 2005 as Delphi, Pioneer and Giant increase production to meet strong consumer demand.

XM Unveils “Connect-and-Play” Technology

At the 2005 Consumer Electronics Show, XM debuted its “Connect-and-Play” technology. This revolutionary technology is designed to integrate XM into a broad range of home electronic and entertainment products. For a very low cost, consumer electronics manufacturers can add the “Connect-and-Play” chip to their consumer electronics products, making any device XM Ready. The new “Connect-and-Play” integrated antenna/receiver, expected to have an MSRP of $49.99, enables any of these XM Ready devices to receive XM without the need for any additional hardware or installation costs. XM has developed alliances with a number of major consumer electronics manufacturers to launch XM Ready products with the “Connect-and-Play” technology in 2005 and 2006. The first “Connect-and-Play” product from Eton will be available in 60 days.

XM Improves Liquidity and Strengthens Balance Sheet

As of December 31, 2004, XM’s total liquidity position was $853 million including cash, cash equivalents and capacity under the Revolving Credit and Equity Facilities with GM. In January, XM added $100 million in gross proceeds through an over-allotment option on the sale of 1.75 percent Convertible Notes. During 2004, XM was able to opportunistically de-lever its balance sheet and eliminate over $900 million in future interest, dividends, accretion and principal payments. In December 2004, XM was also added to the NASDAQ-100 Index, which lists many of the leading technology companies in the world.

About XM Satellite Radio

XM Satellite Radio (NASDAQ: XMSR) is America’s number one satellite radio service with more than 3.2 million subscribers. Broadcasting live daily from studios in Washington, DC, New York City and Nashville at the Country Music Hall of Fame, XM’s 2005 lineup includes more than 130 digital channels of choice from coast to coast: 68 one-hundred-percent commercial-free music channels, featuring critically-acclaimed original programming, concerts, and diverse musical genres ranging from hip hop to opera, classical to country, bluegrass to blues; more than 40 channels of premier sports, talk, comedy, children’s and entertainment programming; and 21 channels of the most advanced traffic and weather information for major metropolitan areas nationwide. XM was named Best Radio Service at the 2004 Billboard Digital Entertainment Awards. Popular Science recently chose XM products for two prestigious “Best of What’s New 2004” Awards. As the Official Satellite Radio Network for Major League Baseball (MLB) and the Exclusive Satellite Radio Service for NASCAR, as well as the Official Satellite Radio Service for ACC, PAC-10 and Big-10 collegiate football and basketball, XM Satellite Radio is the industry leader in sports radio programming, offering thousands of live sporting events each year.

XM, the leader in satellite-delivered entertainment and data services for the automobile market through partnerships with General Motors, Honda, Toyota, Nissan and Volkswagen, is available in more than 120 different vehicle models for 2005. XM also is available in Avis, National, and Alamo rental cars, and will soon be available on JetBlue and AirTran Airways. Consumers can experience XM over the Internet through XM Radio Online at http://listen.xmradio.com. For more information about XM hardware, programming and partnerships, please visit http://www.xmradio.com.

# # #

Net loss before interest income, interest expense, depreciation and amortization is commonly referred to in our business as “EBITDA.” Consistent with regulatory requirements, EBITDA includes other income (expense). EBITDA is not a measure of financial performance under generally accepted accounting principles. A reconciliation of EBITDA loss is presented on the attachment. We believe EBITDA is often a useful measure of a company’s operating performance and is a significant basis used by our management to measure the operating performance of our business. Because we have built our system through the expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of our business, apart from the expense associated with our physical plant or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance.

Please note that XM’s guidance is comprised of forward-looking statements, and as described in the last paragraph of this press release many factors could cause actual results to differ from this guidance.

Factors that could cause actual results to differ materially from those in the forward-looking statements in this press release include demand for the Company’s service, the Company’s dependence on technology and third party vendors, its potential need for additional financing, as well as other risks described in XM Satellite Radio Holdings Inc.’s Form 10-K filed with the Securities and Exchange Commission on 3-15-04. Copies of the filing are available upon request from XM Radio’ s Investor Relations Department.

XM SATELLITE RADIO HOLDINGS INC.

CONSOLIDATED STATEMENT OF OPERATIONS

	(In thousands Except Share and Per Share Amounts)
	Three Months ended December 31,		Twelve Months ended December 31,
(Unaudited)	2004	2003	2004	2003
Revenue:
Subscription	$72,876	$28,910	$221,073	$78,275
Activation	1,584	659	4,814	1,868
Equipment	4,115	1,518	7,261	6,692
Net ad sales	4,026	2,055	8,485	4,065
Other	539	353	2,810	881

Total revenue	83,140	33,495	244,443	91,781

Operating expenses:

Cost of revenue: (excludes depreciation and amortization, shown below)
Revenue share & royalties	13,896	9,930	50,676	26,440
Customer care & billing	14,806	8,566	40,887	25,945
Cost of equipment	5,897	2,603	11,557	9,797
Ad sales	2,017	1,500	6,165	3,257
Satellite & terrestrial	8,067	6,339	35,922	39,692
Broadcast & operations:
Broadcast	2,949	1,330	10,832	7,689
Operations	3,808	3,390	13,192	12,023

Total broadcast & operations	6,757	4,720	24,024	19,712
Programming & content	9,735	7,537	32,704	23,109

Total cost of revenue	61,175	41,195	201,935	147,952

Research & development (excludes depreciation and amortization, shown below)	3,929	2,883	23,513	12,285
General & administrative (excludes depreciation and amortization, shown below)	8,728	7,224	28,555	27,418

Marketing (excludes depreciation and amortization, shown below):
Retention & support	3,797	2,214	13,272	7,873
Subsidies & distribution	58,318	39,477	165,704	92,521
Advertising & marketing	36,443	22,729	88,090	64,309

Marketing	98,558	64,420	267,066	164,703
Amortization of GM liability	9,313	9,313	37,250	35,564

Total marketing	107,871	73,733	304,316	200,267

Depreciation & amortization	31,129	39,243	147,165	158,317

Total operating expenses	212,832	164,278	705,484	546,239

Operating loss	(129,692)	(130,783)	(461,041)	(454,458)

Interest income	2,610	1,113	6,239	3,066
Interest expense	(19,404)	(29,277)	(85,757)	(110,349)
Loss from de-leveraging transactions	(41,614)	(4,594)	(76,621)	(24,749)
Other income	485	592	2,129	1,955

Net loss before income taxes	(187,615)	(162,949)	(615,051)	(584,535)

Provision for deferred income taxes	(586)	—	(27,317)	—

Net Loss	(188,201)	(162,949)	(642,368)	(584,535)

8.25% Series B and C preferred stock dividend requirement	(2,149)	(3,403)	(8,802)	(17,569)
Series B preferred stock retirement gain	—	—	—	8,761
Series C preferred stock retirement loss	—	(3,843)	—	(11,537)

Net Loss attributable to common stockholders	$(190,350)	$(170,195)	$(651,170)	$(604,880)

Basic and diluted net loss per share:	$(0.93)	$(1.12)	$(3.30)	$(4.83)

Weighted average shares used in computing net loss per share - basic and diluted	205,179,558	152,251,413	197,317,607	125,176,320

Reconciliation of Net Loss to EBITDA:
Net loss as reported	$(188,201)	$(162,949)	$(642,368)	$(584,535)
Add back non-EBITDA items included in net loss:
Interest income	(2,610)	(1,113)	(6,239)	(3,066)
Interest expense	19,404	29,277	85,757	110,349
Provision for deferred income taxes	586	—	27,317	—
Depreciation & amortization	31,129	39,243	147,165	158,317

EBITDA	$(139,692)	$(95,542)	$(388,368)	$(318,935)

SELECTED BALANCE SHEET DATA	As of 12/31/2004	As of 12/31/2003
	(Unaudited)
Cash and cash equivalents	$717,867	$418,307
Restricted investments	4,492	4,151
System under construction	329,355	92,577
Property and equipment in service, net	461,333	709,501
DARS license and intangibles, net	148,391	149,629
Total assets	1,840,814	1,526,782
Deferred revenue	152,347	53,884
Total long-term debt	955,297	781,940
Total liabilities	1,504,651	993,894
Stockholders’ equity	336,163	532,888

XM SATELLITE RADIO HOLDINGS INC.

SELECTED OPERATING METRICS (Unaudited)	Three Months ended		Twelve Months ended
	12/31/2004	12/31/2003	12/31/2004	12/31/2003
EBITDA (in thousands) (1)	$(139,692)	$(95,542)	$(388,368)	$(318,935)

Subscriber Data:
Net Subscriber Additions (2)	713,101	430,580	1,868,896	1,013,069

Aftermarket, OEM & Other Subscribers (3)	2,800,501	1,018,963	2,800,501	1,018,963
Subscribers in OEM Promotional Periods (4)	401,988	320,473	401,988	320,473
XM Activated Vehicles with Rental Car Companies (5)	26,635	20,792	26,635	20,792

Total Ending Subscribers (3) (4) (5) (6)	3,229,124	1,360,228	3,229,124	1,360,228

Subscription Revenue per Aftermarket, OEM & Other Subscriber	$9.20	$9.50	$9.26	$9.59
Subscription Revenue per Subscriber in OEM Promotional Periods	$5.94	$6.23	$5.82	$6.48
Subscription Revenue per XM Activated Vehicle with Rental Car Companies	$10.22	$6.67	$9.26	$5.54

Revenue Data:
Subscription Revenue per Subscriber (7)	$8.74	$8.74	$8.68	$8.97
Net Ad Revenue per Subscriber (8)	$0.49	$0.62	$0.33	$0.47
Activation, Equipment and Other Revenue per Subscriber	$0.75	$0.76	$0.58	$1.08

Total Revenue per Subscriber	$9.98	$10.12	$9.59	$10.52

Expense Data:
Subscriber Acquisition Costs (SAC) (9)	$64	$73	$62	$75
Cost Per Gross Addition (CPGA) (10)	$104	$125	$100	$137

(1)	EBITDA is commonly referred to in our business as net loss before interest income, interest expense, income taxes, depreciation and amortization. Consistent with regulatory requirements, EBITDA includes Other Income (Expense). EBITDA is not a measure of financial performance under generally accepted accounting principles. We believe EBITDA is often a useful measure of a company’s operating performance and is a significant basis used by our management to measure the operating performance of our business. Because we have funded and completed the build-out of our system through the raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of our business, apart from the expenses associated with our physical plant or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance.
(2)	Total net subscriber additions for the three months ended December 31, 2004, include 490,941 retail, 219,955 OEM, and 2,205 rental car net additions.
(3)	Ending subscribers include 376,049 family plan subscriptions at a multi-unit rate of $6.99 per radio per month.
(4)	OEM Promotional Subscribers are subscribers who have either a portion or all of their subscription fee paid for by an OEM for a fixed period following the initial purchase or lease of the vehicle. Currently, at the time of sale, vehicle owners generally receive a 3-month prepaid trial subscription. XM generally receives two months of the 3-month trial subscription from the vehicle manufacturer. The automated activation program provides activated XM radios on dealer lots for test drives. GM and Honda generally indicate the inclusion of 3 months free of XM service on the window sticker of XM-enabled vehicles. We measure the success of these programs based on the percentage that elect to continue to receive the XM service and convert to self-paying subscribers after the initial promotion period–we refer to this as the “conversion rate”. The conversion rate for the quarter ended December 31, 2004 is 59% and reflects the auto activation program, with all XM-enabled vehicles activated for the promotional period.
(5)	Rental car activity commenced in late June 2003. At December 31, 2004, there were approximately 26,635 XM subscriptions in rental vehicles. For the initial Model Year 2003 XM-enabled rental vehicles, XM received payments based on the use of the service. Customers were charged $2.99 per day per vehicle for use of the XM service, on which XM received a revenue share. For subsequent Model Year 2004 and later vehicles, XM receives $10 per vehicle subscription per month.
(6)	Subscribers are those who are receiving and have agreed to pay for our service, either by credit card or by invoice, including those that are currently in promotional periods paid in part by vehicle manufacturers, as well as XM activated radios in vehicles for which we have a contractual right to receive payment for the use of our service. Radios that are revenue generating are counted individually as subscribers. Promotional periods generally include the period of trial service plus 30 days for the receipt and processing of payments.
(7)	Subscription revenue includes monthly subscription revenues from all subscribers and premium service revenue, net of any promotions or discounts.
(8)	Net Ad Sales revenue includes sales of advertisements and program sponsorships on the XM network net of agency commissions.
(9)	SAC is a subset of total CPGA and includes radio manufacturer subsidies, certain sales, activation and installation commissions, and hardware-related promotions. These costs are reported in subsidies and distribution. SAC also includes the negative margin on equipment sales. These expenses are divided by the appropriate per unit gross additions, or units manufactured.
(10)	CPGA includes all costs in SAC, as well as advertising and marketing expenses, divided by gross additions for the period.